Trading Symbols (LMD:TSX V; LNGMF:OTC BB)

151 Bloor St West                                       Kenzo Oriental Tower 11K

Suite 890                                                        48 Dongzhimenwai Dajie

 Toronto, Ontario                                                    Dongcheng District

 Canada M5S 1S4                                                 Beijing 100027 China

 Tel :  +1.416.927.7000                                 Tel:  +011.8610.5160.0689

 Fax : +1.416.927.1222                                Fax:  +011.8610.5160.0788

www.lingomedia.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

LINGO MEDIA SIGNS LETTER OF INTENT WITH

 LIAONING PUBLISHING GROUP

Joint Venture for Educational Products & Services

Toronto, Canada, August 16, 2005 – Lingo Media Inc. (LMD: TSX V; LNGMF: OTC BB) (the “Company” or “Lingo Media”), a leading educational publisher in China, said today, that it signed a Letter of Intent (“LOI”) to establish a joint venture with Chinese publishing giant Liaoning Publishing Group through its subsidiary Liaoning Dianya Culture Book Distribution Co., Ltd. (”LPG”) in Shenyang, Liaoning.

LPG is a RMB 3.645 billion (US$450 million) Chinese publishing conglomerate that consists of 11 publishing houses, a state-of-the-art distribution centre, a retail chain of 17 mega bookstores, an e-bookstore with over 600,000 available titles, several printing houses, and an audio-video publishing arm.

The joint venture will be headquartered in LPG’s facilities in Shenyang and will operate an educational product development business and an educational services business in China.

“We are very excited by this partnership’s potential for both Lingo Media and LPG.  This perfectly melds Lingo Media’s expertise in developing English language learning materials for China with LPG’s vast distribution channels.  It should allow both parties to significantly expand their share of the fast-growing market for educational learning products and services. This partnership with Lingo Media is another example of LPG’s aggressive pursuit of international joint ventures as we become a world-class publisher.  After recently completing a joint venture with Bertelsmann Publishing Group for trade book distribution, we are looking forward to concluding our agreements with Lingo Media and launching this joint venture,” said Mr. Xiaoqun Yu, Director & Vice-General Manager of Liaoning Publishing Group.

Michael Kraft, President & CEO of Lingo Media added, “We are excited to be partnering up with a publishing powerhouse like LPG, a partner who provides Lingo Media with additional access to the China market through their national distribution network.”

The proposed joint venture is subject to satisfactory due diligence by Lingo Media, the parties entering into a definitive agreement as well as Chinese regulatory approvals.

Lingo Media has extended its previously announced (June 14, 2005) brokered private placement offering to September 14, 2005.

About Lingo Media

Lingo Media is a leading publisher of English language learning programs in China, incorporating print, audio/video cassette and CD-based products for students and teachers from pre-school through university. Founded in 1996, Lingo Media has an established presence in the Chinese educational market of more than 200 million English language students.  To date, over 90 million units from Lingo Media's library of more than 250 program titles have been published and sold in China.

For further information, contact:

Michael Kraft, President & CEO

Tel: (416) 927-7000, ext. 23

Toll Free Tel: (866) 927-7011

Email: investor@lingomedia.com

To learn more, visit www.lingomedia.com

Portions of this press release include "forward-looking statements", which may be understood as any statement other than a statement of historical fact.  Forward-looking statements contained in this press release are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may vary materially from management's expectations and projections expressed in this press release.  Certain factors that can affect the Company's ability to achieve projected results are described in the Company's Annual Report 20-F and other reports filed with the Securities and Exchange Commission.

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